EMPLOYEE RSU FORM
#ParticipantName#

Dear #ParticipantName#,

Congratulations, you have been awarded a restricted stock unit (“RSU”) by Warner Bros. Discovery, Inc. (the “Company”). A restricted stock unit entitles you to receive a specific number of shares of the Company’s Common Stock at a future date, assuming that you satisfy conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this RSU under the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding your RSU are provided in the attached Restricted Stock Unit Agreement (the “Grant Agreement”) and in the Plan. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your award under the Plan that you must review and acknowledge. If you are subject to this requirement, the International Addendum is attached.

RSU Grant Summary

Date of Grant	#GrantDate#
RSU Shares	#QuantityGranted#
Vesting Schedule	#VestingDateandQuantity#

•You have been granted an RSU for the number of shares of Warner Bros. Discovery, Inc. Series A Common Stock (“Shares”) specified under “RSU Shares” in the chart.
•The potential value of your RSU increases if the price of a Share increases, but you also have to continue to be employed by the Company or a Subsidiary (except as the Grant Agreement provides) to actually receive such value. Of course, the value of a Share may go up and down over time.
•You will not receive the Shares represented by the RSU until the RSU vests. Your RSU vests as provided in the chart above under “Vesting Schedule” and “Vesting Dates,” assuming you remain an employee or become and remain a member of the Company’s Board of Directors and subject to the terms in the Grant Agreement.
•Once you have received the Shares, you will own the Shares and may decide whether to hold the Shares, sell the Shares or give the Shares to someone as a gift, subject to Company policy and applicable law.
•Your ability to receive Shares in respect of the RSU is conditioned upon compliance with any local laws that apply to you.

Please note the Clawback section of the Grant Agreement, which reflects an important policy of ours. The Compensation Committee of our Board of Directors has determined that awards made under the Plan are subject to a clawback in certain circumstances. By accepting this award, you agree that the Compensation Committee may change the Company’s clawback policy from time to time without your further consent to reflect changes in law or Company policy.

WARNER BROS. DISCOVERY, INC.
RESTRICTED STOCK UNIT GRANT AGREEMENT FOR EMPLOYEES

    Warner Bros. Discovery, Inc. (the “Company”) has granted you a restricted stock unit (the “RSU”) under the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The RSU lets you receive a specified number (the “RSU Shares”) of shares of the Company’s Series A Common stock (“Shares”) upon satisfaction of the conditions to receipt specified herein.

    The individualized communication you received (the “Cover Letter”) provides the details of your RSU. It specifies the number of RSU Shares you are eligible to receive, the Date of Grant, the schedule for vesting (the “Vesting Schedule”), and the Vesting Date(s).

    The RSU is subject in all respects to the applicable provisions of the Plan. This grant agreement does not cover all of the rules that apply to the RSU under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan. If you are located in a country other than the United States, you are also receiving (or previously have received) an International Addendum to this Grant Agreement (the “International Addendum”). The International Addendum is incorporated into the Grant Agreement by reference and supplements the terms of this Grant Agreement and future grants to you under the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s People and Culture department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the RSU, the value of the Shares or of this RSU, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the RSU. You agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the RSU or any securities that may be received in respect of it without an effective registration statement relating thereto or an opinion of counsel satisfactory to the company or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1. Vesting Schedule. Except as otherwise provided in this Grant Agreement, your RSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and the Grant Agreement assuming you remain employed by the Company or one of its Subsidiaries (or serve as a member of the Company’s Board of Directors (“Board”)) until the Vesting Date(s). For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Compensation Committee of the Company’s Board (the “Committee”) determines otherwise).

Upon the termination of your employment or services due to your death, Disability or Retirement, all unvested RSUs shall become fully Vested. If your employment and, if applicable, Board service, is terminated by the Company or a Subsidiary without Cause (other than by reason of your death or Disability) before the RSU is fully Vested and such termination does not constitute a Retirement, the RSU will remain or become Vested on the original schedule as though you remained working through any Vesting Date(s) occurring during the period that is the greater of (x) 90 days after the date of termination and (y) the period over which you are eligible to receive base salary severance payments from the Company pursuant to an applicable employment or severance agreement, plan or policy, if any.

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan. “Retirement” means your employment and, if applicable, board service, ends for any reason other than Cause, your death or your Disability at a point at which (i) you are at least age 55, (ii) you have been employed by the Company or a Subsidiary (or served as a member of the Board) or any of its current or future Subsidiaries or Affiliates for at least ten years, where your period of service is determined using the applicable Company policy in effect as of the date of termination, excluding any applicable severance period or a successor policy chosen by the Committee, and (iii) you have been actively employed (or actively served as a member of the Board) as described in the foregoing clause (ii) for at least six months since the Date of Grant provided in the Cover Letter.

2. Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction,
Control Purchase, or Board Change (each a “Change in Control”) occurs before the RSU is fully Vested and while you remain actively employed by the Company or a Subsidiary (or serve as a member of the Board) (without reference to any deemed continuous employment or service following an involuntary termination without Cause pursuant to the Vesting Schedule section above), and provided that there is an equitable substitution or replacement for the RSU in connection with a Change in Control, the RSU will have accelerated Vesting as a result of the Change in Control only if (i) within 12 months after the Change in Control, (A) the Company or a Subsidiary terminates your employment other than for Cause, or (B) if you are a party to an employment agreement or another plan to agreement applicable to you with the Company or a Subsidiary that permits you for a right to effect a “Good Reason” resignation, you resign for Good Reason or (ii) during such 12-month period after the Change in Control, you are given notice by the Company that, in connection with a termination of your employment by the Company or a Subsidiary other than for Cause, you shall no longer be required to provide services for the Company or its Affiliates or Subsidiaries as an employee or member of the Board and you cease to provide such services, but due to the length of any statutorily or contractually required notice period, your employment actually terminates following the expiration of such 12-month period. Such accelerated Vesting will accelerate the Distribution Date only if and to the extent permitted under Section 409A of the Code and the regulations thereunder (“Section 409A”); otherwise, any RSUs that may become Vested on an accelerated basis, whether on or following a Change in Control (or otherwise hereunder), will be settled pursuant to the original Vesting Schedule and its associated Distribution Date(s). “Good Reason” has the meaning provided in the document that affords you a right to effect a Good Reason termination, if any.

The Committee reserves its authority under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is not an equitable substitution or replacement award in connection with a Change in Control.

3. Distribution Date. Subject to any overriding provisions in the Plan or in Section 15 below, you will receive a distribution of the Shares equivalent to your Vested RSU Shares as soon as practicable following the date on which you become Vested or, in the case of any portion of your RSU that becomes distributable to you in connection with your Retirement, as soon as practicable following the date of your Retirement (with the actual date being the “Distribution Date”) and, in either case, no later than 60 days following the Vesting Date(s) or other event hereunder, including your Retirement, on which the RSUs become Vested and distributable, unless the Board determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

4. Clawback. If the Board or the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements or is otherwise required to seek recovery under the Company’s clawback policy as in effect from time to time prior to a Change in Control, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the RSU, whether Vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b) Require payment or transfer to the Company of the Gain from the RSU, where the “Gain” consists of the greatest of (i) the value of the Shares delivered in respect of Vested RSU Shares on the applicable Distribution Date, if occurring within the Recovery Measurement Period, (ii) the value of Shares received in respect of the RSU during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the Shares in respect of the RSU during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the Shares received in respect of the RSU when so transferred.

This remedy is in addition to any other remedies that the Company may have available in law or equity. You expressly agree that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to you) in accordance with applicable law without further consent or action being required by you.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of Shares in lieu of cash payments.

5. Restrictions     and Forfeiture. You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the RSU Shares. Any attempted Transfer that precedes the Distribution Date is invalid.

    Unless the Committee determines otherwise or this Grant Agreement provides otherwise, if your employment or service with the Company or any of its Subsidiaries terminates for any reason before your RSU is Vested, then you will forfeit the RSU (and the corresponding RSU Shares) as of your termination date, except to the extent that the RSU becomes Vested at that date or remains eligible to vest on or after your termination pursuant to the rules stated in Section 1 or Section 2 of this Grant Agreement. You shall forfeit any unvested portion of the RSU immediately if the Company or any of its Subsidiaries terminates your employment for Cause or if you resign your employment (other than a resignation for Good Reason within 12 months following a Change in Control or a resignation that would constitute a Retirement). You will receive no payment for any portion of the RSU that is forfeited.

Your employment or service with the Company or a Subsidiary will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you or you provide services to ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment or service ended for any reason at or in connection with the closing of that sale, distribution, or other disposition. For the avoidance of doubt, however, any termination of your employment or service by reason of either of the occurrences described in (i) and (ii) of the immediately preceding sentence may nevertheless qualify for treatment applicable to terminations upon Retirement to the extent such Retirement constitutes a “separation from service” under Section 409A.

7. Limited Status. You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the RSU Shares, unless and until the Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the RSU.

8. Voting. You may not vote the RSU. You may not vote the RSU Shares unless and until the Shares are distributed to you.

9. Taxes and Withholding. The RSU provides tax deferral, meaning that the RSU Shares are not taxable until you actually receive Shares on the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the value of the Shares issued in settlement of the Vested RSU Shares. As an employee of the Company or a Subsidiary, you may owe FICA, Social Security and Medicare taxes before the Distribution Date.

    Issuing the Shares in respect of the RSU is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Board so determines, satisfying the tax obligations by (i) reducing the number of Shares to be issued to you in respect of your RSU by that number of Shares (valued at their Fair

Market Value (as defined in Section 2.1 of the Plan) on the Distribution Date) that would equal all taxes required to be withheld (at their minimum withholding levels), subject to approval by the Committee if you are subject to Section 16 of the Exchange Act, (ii) accepting payment of the withholdings from a broker in connection with a sale of the Shares or directly from you, or (iii) taking any other action under Section 11.9 of the Plan.

10. Compliance with Law. The Company will not issue any Shares if doing so would violate any applicable Federal, foreign or state securities laws or other laws or regulations. You may not sell or otherwise dispose of any Shares issued in respect of the RSU in violation of applicable law.

11. Additional Conditions to Receipt. The Company may postpone issuing and delivering any Shares in respect of the RSU for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal, foreign or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to receive rights in respect of the RSU after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, foreign, state, or local tax withholding obligations.

12. Additional Representations from You. If the vesting provisions of the RSU are satisfied and you are entitled to receive Shares in respect of the RSU at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933, as amended (the “Act”), that covers the issuance of Shares to you, you must comply with the following before the Company will issue the Shares to you. You must

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

(b) agree that you will not Transfer the Shares unless:

(i) a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to Transfer; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

13. No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan, this Grant Agreement and any applicable employment or severance agreement, plan or policy.

14. No Effect on Running Business. You understand and agree that the existence of the RSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any of its Affiliates, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any of its Affiliates, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

15. Section 409A. The RSU is intended to be exempt from or comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the RSU becomes Vested in connection with your “separation from service” within the meaning of Section 409A (as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of RSU Shares under such accelerated RSU will result in the imposition of additional tax under Section 409A if distributed to you within the six (6) month period following your separation from service, then the distribution under such accelerated RSU will not be made until the earlier of (i) the date that is six (6) months and one day following the date of your separation from service or (ii) the tenth (10th) day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such RSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the RSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranties and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16. Unsecured Creditor. The RSU creates a contractual obligation on the part of the Company to make a distribution of the Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company and its Affiliates. Your right to receive distributions hereunder is that of an unsecured general creditor of the Company.

17. Governing Law. The laws of the State of Delaware will govern all matters relating to the RSU, without regard to the principles of conflict of laws.

18. Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the

Company’s then corporate headquarters, unless the Company directs RSU holders to send notices to another corporate department or to a third-party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by notice to the other, and the Company can also change the address for notice by general announcements to RSU holders.

19. Amendment. Subject to any required action by the Committee or the stockholders of the Company, the Company may cancel the RSU and provide a new Award under the Plan in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the RSU to the extent then Vested.

20. Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of RSU Shares and other terms of the RSU from time to time as the Plan provides.